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                                                                   Exhibit 99(d)


                                             EMPLOYMENT AND CONSULTING
                                    AGREEMENT, dated as of the 16th day of May, 2001 (this "AGREEMENT"), by and between SIRSI CORPORATION, a Delaware corporation, with an address of 101 Washington Street SE, Huntsville, Alabama 35801-4827 (the "COMPANY"), and MICHAEL J. MELLINGER, an individual residing at 910 Kent Road, St. Louis, Missouri 63124 (the "EXECUTIVE").

                              W I T N E S S E T H:

            WHEREAS, Data Research Associates, Inc. ("DATA RESEARCH") is a party to an Agreement and Plan of Merger, dated as of the date hereof in the form attached hereto as EXHIBIT A (the "MERGER AGREEMENT"); and

            WHEREAS, the Company desires to cause the Executive, and the Executive wishes to be elected, as Chairman of the Board of Directors of Data Research (the "DATA RESEARCH BOARD"), on the terms and conditions set forth herein, following the Appointment Date (as defined in the Merger Agreement).

            NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.    DUTIES AND SERVICES.

      (a) During the Employment Term, the Executive agrees to serve as the Chairman of the Data Research Board, faithfully, diligently and to the best of his ability, subject to and under the direction and control of the Company, devoting such business time, energy and skill to such employment as are reasonably required in the performance of such executive services, advisory or otherwise, as the Company shall reasonably request that are reasonably related to the business of Data Research as of the date of this Agreement or the library automation business of the Company; provided, however, that nothing in this
Section 1(a) shall be construed as preventing the Executive from: (a) serving as a director (or a similar capacity) of a business entity that is not a Competitive Business (as such term is defined herein); and (b) engaging in any charitable, civic, educational or other not-for-profit activities or becoming associated or involved with any charitable, civic, educational or other not-for-profit organization or entity.

      (b) On the Appointment Date (which, for purposes of this Agreement, shall be known as the "COMMENCEMENT DATE"), the Company agrees to increase the size of the board of directors of the Company by one and to fill such vacancy by appointing the Executive as a member of the board of directors of the Company. The Company warrants that the Executive
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shall be a director of the Company for the duration of the Term and agrees to take all actions necessary to cause Executive to be a director of the Company for the duration of the Term.

      (c) During the Employment Term (whether or not earlier terminated), the Company shall continue to furnish the Executive with (i) office space in the current facility provided by Data Research or another location reasonably acceptable to the Executive and (ii) services, including, without limitation, maintaining the Executive's email address as mike@dra.com and providing a full-time secretary, in each case, on terms and conditions and in a manner consistent with the space and services provided by Data Research to the Executive prior to the date of this Agreement.

      2. EMPLOYMENT TERM. The term of employment of the Executive hereunder shall commence as of the Commencement Date and shall end 180 days immediately following such date (the "EMPLOYMENT TERM"). All allowances, benefits and compensation due to the Executive under this Agreement shall begin to accrue to the Executive as of the Commencement Date.

      3. CONSULTING SERVICES. For the period beginning immediately following the end of the Employment Term and ending 180 days immediately following such date (the "CONSULTING TERM"; and together with the Employment Term, the "TERM"), the Executive shall provide the Company and its Affiliates (as defined herein) with such advisory, consultative and other transition services (the "CONSULTING SERVICES") as are reasonably requested by the Company and are reasonably related to the business of Data Research as of the date of this Agreement or the library automation business of the Company; PROVIDED, that the Executive shall not be required to be available for more than 20 hours per week at such times and locations as are reasonably and mutually agreed upon by the Executive and the Company, which agreement will include a description of the support services to be provided to the Executive during the Consulting Term.

      4. COMPENSATION.

      (a) During the Employment Term, the Company agrees to pay to the Executive, and the Executive agrees to accept, a base salary (the "BASE SALARY") for his services at the rate of $25,000 per month, payable on the same frequency as other senior executives of the Company.

      (b) During the Consulting Term, the Company agrees to pay to the Executive, and the Executive agrees to accept, a fee (the "CONSULTING FEE") for the Consulting Services at the rate of $25,000 per month, payable on the same frequency as other salaried employees of the Company.

      (c) During the Non-Competition Term (as defined herein), the Company agrees to pay to the Executive, and the Executive agrees to accept, a fee (the "NON-COMPETITION FEE") for the Executive's agreement with and adherence to the terms and provisions of SECTION 8 of this Agreement at the rate of $100,000 per annum, payable on the same frequency as other salaried employees of the Company.

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      5. EXECUTIVE BENEFITS.

      (a) The Company shall pay on the Executive's behalf or reimburse the Executive for all reasonable business expenses incurred by him for or on behalf of the Company or any entities or persons controlling, controlled by, or under common control with, the Company (the "AFFILIATES") in furtherance of the performance of his duties and services hereunder, including travel and entertainment and other disbursements. Such reimbursement shall be subject to receipt from the Executive of an itemized accounting therefor, together with such vouchers and other reasonable verifications as the Company shall require to satisfactorily evidence such expenses in accordance with such policies as were in effect at Data Research as of the date of this Agreement.

      (b) During the Term, (i) the Executive shall receive or be entitled to (as the case may be) benefits identical or substantially similar, in the aggregate, to the benefits the Executive received or was entitled to receive (as the case may be) as of the date of this Agreement and (ii) to the extent a benefit offered by the Company to its executives would be more favorable, in the aggregate, to the Executive than the benefits to be provided pursuant to subsection (i), the Executive shall be entitled to participate at levels commensurate with other senior executives of the Company, in accordance with the terms thereof, in all executive benefit plans maintained for the executives of the Company, including, without limitation, any life, health, hospitalization and medical insurance programs and in any pension, retirement, savings, insurance, stock option or other similar plans or policies. The foregoing, however, shall not be construed to require the Company to establish any such plans, or to prevent the Company from modifying or terminating any such plans once established, but shall be construed to require the Company to maintain any plans of Data Research in existence as of the date of this Agreement, to the extent necessary to ensure that the Executive receive benefits identical or substantially similar, in the aggregate, to the benefits the Executive received or was entitled to receive (as the case may be) as of the date of this Agreement. The Executive shall be entitled to six weeks of paid vacation each calendar year during the Term and shall be entitled to sick leave (of which, six weeks shall be paid), paid holidays and other paid leave, in each case, in accordance with such policies as were in effect at Data Research as of the date of this Agreement; provided that, any paid vacation and paid sick leave time must be taken by the Executive during the Term and the Company shall not have any obligation to pay the Executive for any accrued paid vacation or paid sick leave time not taken prior to the end of the Term.

      (c) During the Term, the Executive will have the right to use the airplane (the "CORPORATE PLANE") owned by Data Research for personal use for a total of one hundred (100) hours (exclusive of "deadhead time"), subject to the use of the Corporate Plane by the Company and its Affiliates and general availability of the Corporate Plane. All requests for use of the Corporate Plane shall be made to the Company at least two (2) business days prior to the requested use. The Company reserves the right to deny any such request upon reasonable determination by the Company that it is necessary or advisable for the Corporate Plane to be used for other purposes at such time; provided that a determination allowing the Executive use of the Corporate Plane may not be revoked or changed for any reason without the prior written consent of the Executive. The Executive's use of the Corporate Plane pursuant to this SECTION 5(c) shall be reported as required by the rules and regulations of the United States Internal Revenue Service.

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

      (d) During the Term, the Company shall provide (or shall cause Data Research to provide) the Executive with Internet and telephone service, office furniture and computing equipment currently provided by Data Research to allow the conduct of the Company's business at both of the Executive's homes. From the date of this Agreement to the Commencement Date, the Executive may not purchase additional equipment, furniture and service other than purchases consistent with past practices.

      (e) During the Employment Term, the Company shall furnish or provide such other perquisites as are normally furnished to other senior executives of the Company.

      (f) As soon as practicable after the Commencement Date, the Company shall assign and transfer, for one dollar, title to the automobile used by the Executive as of the date of this Agreement (1993 Mercedes) and all life insurance policies on the life of the Executive that name Data Research as the beneficiary.

      6. TERMINATION OF EMPLOYMENT. Notwithstanding anything to the contrary contained herein, the Company shall be entitled to terminate the Executive's employment under this Agreement at any time by providing a written notice to the Executive of such effect and paying to the Executive the unpaid portion of the Base Salary and/or Consulting Fee for the remainder of the Term regardless of whether or not the Executive seeks or obtains other employment (it being understood that the Company will continue to provide benefits to the Executive pursuant to SECTIONS 5(a) and 5(b) of this Agreement through the remainder of the Term) and the Non-Competition fee for the Non-Competition Term. Upon the earlier of such termination or expiration of the Term, the Executive's email address (mike@dra.com) shall remain active and be maintained by the Company or the Company shall promptly forward all emails received at such address to such other email address as the Executive may designate. With respect to such emails, the Company agrees not to monitor the Executive's email or content and agrees that such email is the property of the Executive, and the Executive agrees to promptly forward any emails received by the Executive relating to the Company to any individual designated by the Company. Further, upon the earlier of such termination or expiration of the Term, all furniture and equipment furnished pursuant to Section 5(d) shall be assigned and transferred for one dollar to the Executive and shall thereafter be the property of the Executive, and the Company shall reasonably assist the Executive in removing all personal property and effects owned by the Executive from the facilities of the Company.

      7. DEDUCTIONS AND WITHHOLDING. The Executive agrees that the Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and other taxes which are required to be withheld in accordance with applicable statutes and regulations from time to time in effect.

      8. NON-COMPETITION. For purposes of this Agreement, the term "COMPETITIVE BUSINESS" means (i) the business of selling, developing, marketing, distributing, installing, licensing and maintaining library automation software and related hardware and selling products and services incidental thereto and
(ii) and any other business in which the Company is engaged and with which the Executive was directly and substantially involved. Notwithstanding any provision in this Agreement, the term "Competitive Business" shall not include any business related to flight

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planning software or other software developed by the Executive while not engaged in activities set forth in subsections (i) and (ii) of this Section 8
("PERMITTED ACTIVITIES").

            In exchange for the Non-Competition Fee and for such other good and valuable consideration, the value of which is hereby expressly acknowledged by the Executive, and in order to induce the Company to consummate the transactions contemplated under the Merger Agreement, the Executive hereby agrees that during the Term and for the period ending on the third anniversary of the end of the Term (the "NON-COMPETITION TERM") (except in the case of Section 8(d), where the Executive hereby agrees that during the Term and for the period ending on the first anniversary of the end of the Term), the Executive will not directly or indirectly under any circumstances whatsoever:

      (a) solicit, entice or induce any person or entity which presently is, or at any time during period of the Executive's employment has been solicited or contacted by the Company or any of its Subsidiaries, to become a client, customer, distributor or licensee of the Company or any of its Subsidiaries, to become a client, customer, distributor or licensee of any person or entity (other than the Company and its Affiliates) engaged in any Competitive Business or attempt in any manner to persuade any such person or entity to cease doing business or to reduce the amount of business which such person or entity has customarily done or contemplates doing with the Company or any of its Subsidiaries;

      (b) compete, engage or participate in, or become employed by, or render any services in connection with any Competitive Business or directly or indirectly have any interest in as owner, stockholder, partner, director, officer, member, executive, consultant or otherwise, in any Competitive Business; PROVIDED that the Executive may at any time purchase or otherwise acquire up to 2% of the equity interests of any enterprise if such equity interests are listed on any national or regional securities exchange or have been registered under the Securities Exchange Act of 1934; or

      (c) willfully interfere with any relationship of the Company or any of its Subsidiaries with any client, distributor, licensee or licensor, to the detriment of the Company or any of its Subsidiaries;

      (d) employ, attempt to employ or arrange to have any other person or entity employ any person, who is or was, during the twelve (12) month period ending on the date of the termination of the Executive's employment, in the employ of the Company or any of its Subsidiaries, or induce or assist any such person to leave the employ of the Company or any of its Subsidiaries.

            The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are

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reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

      9. COMPANY MATERIALS. All materials, records and documents, originals and copies (electronic or in other media) generated by the Executive or coming into his possession during the course of his employment hereunder (or prior employment or affiliation) relating to any customers, programs, services, products, processes or equipment, or other business of the Company or any of its Affiliates, including, but not limited to, files, lists, forms, contracts, notebooks, rolodexes, keys and credit cards, other than such materials, records and documents relating exclusively to the Permitted Activities ("Company Materials"), shall be the sole property of the Company. Upon termination of the Executive's employment under this Agreement or upon request of the Company during either the Term or the Non-Competition Term, the Executive shall promptly deliver any such Company Materials to the Company. The Executive shall not remove at any time from the offices of the Company or any of its Affiliates (except to the extent such removal is for purposes of the performance of the Executive's duties away front such offices or as otherwise authorized by the Company) any Company Materials, or copies thereof.

      10. CONFIDENTIALITY. During the period that the Executive is employed by the Company and at all times thereafter, the Executive shall not directly or indirectly disclose to anyone who is not authorized by the Company to receive such information, or use or appropriate for the Executive's own benefit or anyone other than the Company, any documents or materials relating to the business of the Company, any of its Affiliates or its or their customers, including files, program descriptions, pricing policies, customer lists, computer software and hardware, or any other materials relating to the business of the Company, its Affiliates or any of its or their customers or any trade secrets or confidential information including, without limitation, any business methods, know-how, processes, financial or other performance data plans, or policies of the Company or any of its Affiliates, whether generated by the Executive or by any other employee or consultant of the Company or its Affiliates; PROVIDED, HOWEVER, that excepted from the requirements of this
SECTION 10 are any information, documents or materials which (a) were in the public domain prior to disclosure of any portion thereof by the Executive, (b) come into the public domain other than as a result of unauthorized disclosure by the Executive, (c) are disclosed to the Executive without restriction by a person or entity not known by the Executive to be legally prohibited from making such disclosure, (d) are necessarily disclosed by marketing, use, sale or licensing of the products or services of the Company or any of its Affiliates to other persons or entities; or (e) relate exclusively to the Permitted Activities, and, PROVIDED FURTHER, that the Executive may make disclosures required by an order, subpoena or other legal process issued by a court or administrative agency of competent jurisdiction and, in such event, the Executive shall promptly notify the Company of the Executive's receipt of such notice to provide the Company an opportunity to protect its interest.

      11. INTELLECTUAL PROPERTY.

      (a) The Executive will promptly disclose to the Company or any persons designated by it (i) any and all inventions, improvements, processes, designs, materials, products, developments, discoveries, software, systems and other technical information and know-how (whether or not subject to patent, copyright, trademark or other statutory protection) with respect

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to the business in which the Company or any of its Affiliates is then engaged or such other business in which the Company or any of its Affiliates then intends to engage, which intent is known to the Executive, (the "COMPANY BUSINESS"), other than inventions, improvements, processes, designs, materials, products, developments, discoveries, software, systems and other technical information and know-how (whether or not subject to patent, copyright, trademark or other statutory protection) relating exclusively to the Permitted Activities (all of the foregoing being hereinafter referred to as "INVENTIONS"), that the Executive may conceive, make, invent, develop, or reduce to practice during the Term or during the Non-Competition Term and (ii) any and all improvements on such Inventions, conceived, made, invented, developed, or reduced to practice by him with respect to the Company Business at any time during the Term or during the Non-Competition Term (in each such case, whether individually or jointly with any other person or persons and in the course of the Executive's employment or otherwise). The Executive agrees that all such Inventions shall be the sole, exclusive and absolute property of the Company, whether or not patent trademark or copyright applications are filed thereon.

      (b) The Company shall have the right to use and apply for patent, trademark, copyright and other statutory or common law protection for such Inventions in any and all countries. The Executive further agrees to reasonably assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce, patent, trademark, copyright and other statutory or common law protection for such Inventions in any and all countries. In this connection, the Executive will, at any time and from time to time, whether during the Term or during the Non-Competition Term, at the Company's request and expense but without additional compensation to the Executive, execute any and all appropriate papers necessary) to confirm such rights in the Company with respect to such Inventions including any appropriate papers which may be considered reasonably necessary or helpful by the Company:

            (i) to use or apply for and obtain such patent, trademark, copyright and other statutory or common law protections therefor, to protect otherwise the Company's or an Affiliate's interest in such Inventions and to enforce same; and

            (ii) to assign and transfer all such Inventions to the Company or to persons or entities designated by the Company.

      12. NO CONFLICTS. The Executive represents and warrants that he is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit him from undertaking or performing services for the Company.

      13. ADDITIONAL REMEDIES. In addition to the provisions of this Agreement, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if and when a court of competent jurisdiction determines that the Executive violated any provision of the foregoing SECTIONS 8, , 9, 10 or 11, any payments then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company's obligation to pay and the Executive's right to receive such payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive's obligations under SECTIONS 8, , 9, 10 or 11 or the Company's other rights and remedies available at law or equity.

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      14. ENFORCEABILITY.

      (a) Because irreparable harm would be sustained by the Company or its Affiliates in the event that there is a breach by the Executive of any of the terms, covenants and agreements set forth herein, in addition to any other rights that the Company or its Affiliates may otherwise have, the Company or its Affiliates shall be entitled to apply to any court of competent jurisdiction and obtain specific performance or injunctive relief against the Executive, without making a showing that monetary damages would be inadequate and without the requirement of posting any bond or other security whatsoever, in order to enforce or prevent any breach or threatened breach of any of the terms, covenants and agreements set forth herein, and the Executive will not object thereto.

      (b) Nothing contained in this SECTION 14 shall impose any obligation upon the Company or any Affiliate to continue the Executive's employment or engagement to pay the Executive any compensation. Each of the obligations of the Executive under this Agreement, and such obligations of the Company that by their terms are intended to survive termination of this Agreement (including, without limitation, Sections 1(c), 4, 6 and 15), shall survive, for the respective periods expressly provided herein with respect to such obligations, the termination of the Executive's employment by the Company for any reason whatsoever.

      15. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless the Executive for any and all acts or decisions made by the Executive, in good faith, in connection with the performance by the Executive of his duties or services hereunder, which indemnification shall be to the fullest extent permitted by law. The Company shall use its reasonable efforts to insure its obligations under this Section 15, which insurance coverage shall expressly include all expenses (including, without limitation, reasonable attorneys' fees) actually and necessarily incurred by or on behalf of the Executive in connection with the defense of any suit or proceeding (including appeals therefrom) and, to the fullest extent permitted by law, include the cost of out-of-court settlements.

      16. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or two (2) Business Days after delivery to a courier for guaranteed overnight delivery, to the other party hereto at his or its address as set forth at the beginning of this Agreement. Any party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner hereinabove provided. Either party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

      17. ASSIGNABILITY AND BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators and legal representatives of the Executive, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Executive may not assign, transfer, pledge, encumber, hypothecate or

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otherwise dispose of this Agreement or any of his rights hereunder, and the
Company may not assign this Agreement (whether by contract, operation of law or otherwise) without the prior written consent of the Executive and, in each case, any such attempted delegation or disposition shall be null and void and without effect.

      18. COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding and cancels and supersedes any and all prior agreements and understandings between the parties with respect to the employment of the Executive hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. Subject to the provisions of SECTION 19 of this Agreement, this Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. The Executive expressly agrees that the employment agreement, dated as of April 17, 1997, by and between the Executive and Data Research, as amended, will be automatically terminated, as of the Commencement Date, without any resulting liabilities or obligations on the part of the Data Research, the Company or any of its Affiliates.

      19. THIRD PARTY BENEFICIARY. Data Research is a third-party beneficiary of the terms and provisions of SECTION 18 of this Agreement, and as such, may enforce such provisions against the Company and the Executive and shall have all rights and remedies of a third-party beneficiary hereunder. Unless consented to in writing by Data Research (such consent to be given at the sole discretion of the Data Research), no alteration, modification, amendment or termination of
SECTION 18.

      20. SEVERABILITY. The Executive acknowledges that: (i) the enforcement of any of the restrictions on the Executive contained in SECTIONS 8, 9, 10 and 11 hereof (the "RESTRICTIVE COVENANTS") would not impose any undue burden upon the Executive; and (ii) none of the Restrictive Covenants is unreasonable as to duration or scope. If, notwithstanding the foregoing, any provision herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, without limitation, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, such Restrictive Covenant shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to modify such scope, duration or area or all of them and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

      21. GOVERNING LAW; JURSIDICTION. This Agreement shall be governed by the internal laws of the State of Missouri, without regard to principles of conflicts of law. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri, and each of the parties hereto consent to the jurisdiction of such courts (and of the appropriate appellate court) in any such action or proceeding and waives any

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objection to venue laid therein. Process in any action or proceeding referred in the preceding sentence may be served on any party anywhere in the world.

      22. MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

      23. TERMINATION. This Agreement, and the terms and provisions hereof, will be effective only upon consummation of the Offer. If the Offer is terminated prior to consummation for any reason whatsoever, this Agreement, and the terms and provisions hereof, will automatically be terminated and shall be deemed null and void.

      24. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      25. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



                                    * * * * *

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    SIRSI CORPORATION



                                    ------------------------------------
                                    By:
                                    Title:



                                    ------------------------------------
                                    Michael J. Mellinger


  SOLELY IN ITS CAPACITY
  AS THIRD PARTY BENEFICIARY
  UNDER SECTION 19 OF THIS AGREEMENT:

  DATA RESEARCH ASSOCIATES, INC.



  ------------------------------------
  By:
  Title:

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                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                 (See attached)


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